Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Regeneration Technologies, Inc., on Form S-4 of our report dated December 14, 2007, relating to the consolidated financial statements and financial statement schedule of Tutogen Medical, Inc., and the effectiveness of Tutogen Medical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tutogen Medical, Inc. for the year ended September 30, 2007, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Orlando, Florida

December 21, 2007